                                                                    EXHIBIT 10.1


[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


                      Effective as at 17/th/ February 1998
                      ------------------------------------



                            (1) PETER ALFRED NEWMAN
                             DR KEITH GEORGE WARREN
                           I.P.R. INDUSTRIES LIMITED
                               COINSHIRE LIMITED
                                QUESTER VCT PLC
                    ABINGWORTH VENTURES LIMITED PARTNERSHIP
                  ABINGWORTH VENTURES LIMITED PARTNERSHIP "B"
                             ALTA-BERKELEY 111 C.V.


                          (2) MACROVISION CORPORATION


                              (3) C-DILLA LIMITED




                   __________________________________________

                             SUBSCRIPTION AGREEMENT
                          relating to C-DILLA LIMITED
                   __________________________________________

INDEX

1.      Definitions and Interpretations
2.      Conditions Precedent
3.      Subscription
4.      Completion
5.      Shareholders Agreement
6.      [*]
7.      Warranties, Representations and Undertakings
8.      Warranty Limitations
9.      [Not used]
10.     Authorisation
11.     Restrictive Covenant
12.     Notices
13.     Performance of this Agreement
14.     Announcements
15.     Costs
16.     Whole Agreement
17.     Successors
18.     Proper Law
19.     Severability
20.     No Partnership
21.     Waiver and Forbearance
22.     Further Assurance
23.     Joint and Several Obligations
24.     Exchange Rate
25.     Relationship of Parties
26.     Confidentiality

SCHEDULE 1 -   Short Details of Company
SCHEDULE 2 -   The Warranties
SCHEDULE 3 -   Properties
SCHEDULE 4 -   Charges

AGREED FORM DOCUMENTS
A -  [Not used]
B -  Articles of Association
C -  Licence to Occupy
D -  Financial Projections
E -  Management Accounts
F -  Directors' Questionnaires
G -  Resolutions
H -  Letter of amendment to the Service Agreement
I -  Software Marketing Licence and Development Agreement

SUBSCRIPTION AGREEMENT

Effective as at 17/th/ February 1998

PARTIES:

(1) PETER ALFRED NEWMAN of Hawthorn House Elm Lane Reading Berkshire RG6 2UG; Dr. KEITH GEORGE WARREN of Oak Farm Oast Lenham Road Ashford Kent TN27 9TU; I.P.R. INDUSTRIES LIMITED (Company No. 2737267) whose registered office is at Unit B5 Armstrong Mall Southwood Summit Centre Farnborough Hants GU14 ONR; COINSHIRE LIMITED (Company No. 1701757) whose registered office is at Horsell Mede Horsell Park Woking Surrey GU21 4LW; QUESTER VCT PLC (Company No.3139019) whose registered office is at 29 Queen Anne's Gate London SW1H 9BU; ABINGWORTH VENTURES LIMITED PARTNERSHIP of 38 Jermyn Street London SW1Y 6DN; ABINGWORTH VENTURES LIMITED PARTNERSHIP "B" of 38 Jermyn Street aforesaid; and ALTA-BERKELEY 111 C.V. c/o Caron & Stevens Leidselein 29, 1017 PS Amsterdam The Netherlands (together "the Investors")

(2) MACROVISION CORPORATION whose registered office is at 1341 Orleans Drive Sunnyvale CA 94089 ("Macrovision"); and

(3) C-DILLA LIMITED (Company number 2683202) whose registered office is at Woodley House Crockhamwell Road Woodley Reading Berkshire RG5 3JP ("the Company").

RECITALS:

(A) The Company (particulars whereof are set out in Schedule 1) is a private company incorporated in England on 31st January 1992 under the Companies Act 1985.

(B) The Investors hold the number of Shares in the capital of the Company set out opposite their names in Schedule 1 being all of the Shares in the capital of the Company in issue at the date of this Agreement.

(C) At the request of the Founder, Macrovision has agreed to subscribe for new Shares in the Company upon the terms and conditions and in reliance of the Warranties hereinafter appearing.

(D) In consideration of the above subscription the Investors and the Company have agreed to amend the Shareholders Agreement (as defined below) on the terms and conditions in this Agreement.

OPERATIVE PART:

1.   DEFINITIONS AND INTERPRETATIONS
     In this Agreement, unless the context otherwise requires:
1.1  the following expressions shall have the following meanings:

""A" Ordinary Shares     ""A" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Accounts"               the audited profit and loss account of the Company for
                         the period ended on the Balance Sheet Date and the audited balance sheet of the Company as at the Balance
                         Sheet Date together with the notes and the report of the Directors and Auditors, being in the Agreed Form

"Agreed Form"            in the form (or in the form of the draft) which has for
                         the purpose of identification been initialled by or on behalf of the Founder, Macrovision and the Company

"Articles"               the new Articles of Association in the Agreed Form
                         marked "B" to be adopted by the Company

"Auditors"               Sheen Stickland of 3 Downing Street Farnham Surrey GU9
                         7PA or such other Auditors as shall be approved by a majority of the Board from time to time

""B" Ordinary Shares"    "B" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Balance Sheet Date"     31st December 1996

"Board" the Board of Directors of the Company (or when the context requires any other Group Company from time to time)

"Business"               [*]

"Business Plan"          the business plan to be prepared by the Founder and
                         approved by the Board in accordance with Clauses 7.10 and 7.11 of this Agreement

"Claim"                  a claim for breach of any of the Warranties

""C" Ordinary Shares"    "C" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Companies Act"          the Companies Acts 1985 and 1989

"Company's Solicitors"   Nabarro Nathanson of The Anchorage 34 Bridge Street
                         Reading RG1 2LU

"Completion"             completion of the matters referred to in Clause 4

"Completion Date"        19 February 1998

""D" Ordinary Shares"    "D" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Directors"              all those individuals identified as directors of the
                         Company in Schedule 1 being all the directors of the Company at the date of this Agreement and each other member of the Board from time to time

"Directors'
 Questionnaires"         the questionnaires in relation to the Directors in
                         the agreed form marked "F"

"Disclosure Letter"      the letter of the same date as this Agreement addressed
                         to Macrovision by the Founder and the Company

""E" Ordinary Shares"    "E" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Emoluments"             in relation to a person:-

                         (a) sums paid by way of fees, salary, bonus, commission, pension contributions and benefits in kind; and

                         (b) all items of value received by any person (or by his spouse or by another on his behalf or for his benefit) from any Group Company

"Employees"              all the present employees of the Company

""F" Ordinary Shares"    "F" Ordinary Shares of 10 pence each in the capital of
                         the Company having the rights set out in the Articles

"Financial Projections"  the financial projections for the Company prepared by the Founder in the Agreed Form marked "D"

"Founder"                Peter Alfred Newman

"Group" the Company and any Holding Company of the Company and each Subsidiary of the Company and such Holding Company from time to time

"Group Company"          each company in the Group

"Holding Company"        a holding company as that expression is defined in
                         Section 736 Companies Act 1985

"Intellectual
 Property Rights"        any or all of the following (whether written or
                         unwritten) and all rights in, arising out of, or associated therewith anywhere in the world: (i) all United Kingdom, international and foreign patents and applications therefor and all reissues, renewals and extensions thereof; (ii) all inventions (whether patentable or not), invention disclosures, discoveries, secret process, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor; (iv) all industrial designs and registrations and applications therefor throughout the world; (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, specifications, all media on which any of the foregoing is recorded, (viii) any similar, corresponding or equivalent rights to any of the foregoing and (ix) all manuals, instructions, catalogues and other documentation related to any of the foregoing

"Licence to Occupy"      [*]

"Listing"                the admission to listing on the Official List of the
                         London Stock Exchange, or the grant of permission to
                         trade the whole or any class of the issued shares
                         capital of the Company on the Alternative Investment
                         Market or other recognised investment exchange (as
                         defined by section 207 of the Financial Services Act
                         1986)

"Macrovision Director"   any Director appointed to the Board by Macrovision from
                         time to time pursuant to Clause 5.5

"Macrovision's
 Solicitors"             Pitmans of 47 Castle Street, Reading RG1 7SR

"Management Accounts"    (a)  the draft unaudited profit and loss account of the
                              Company for the period ended on 31 December 1997 and

                         (b) the draft unaudited Balance Sheet of the Company as at 31 December 1997 in the Agreed Form marked "E"

"Management Accounts
 Date"                   31 December 1997


"Ordinary Shares"        Ordinary Shares of 10 pence each of whatever class in
                         the capital of the Company having the rights set out in the Articles

"Preference Shares"      redeemable preference shares of (Pounds)1 each in the
                         capital of the Company having the rights set out in the Articles

"Properties"             the properties short particulars of which are set out
                         in Schedule 3


"Proprietary
 Information"            shall include but not be limited to the parties' ideas,
                         concepts, development plans for new or improved products or processes, data, formulae, techniques, designs, sketches, know-how, photographs, plans, drawings, specifications, samples, test specimens, reports, customer lists, price lists, findings, studies or inventions relating to tools, equipment and products.

"Resolutions"            the Ordinary and/or Special Resolutions of the Company
                         in the Agreed Form marked "G"

"Service Agreement"      the service agreement between (1) the Founder and (2)
                         the Company dated 2 October 1996

"Shares" all the shares of the Company of whatever class from time to time in issue

"Shareholders"           the holders of the Shares from time to time

"Shareholders
 Agreement"              the agreement dated 2 October 1996 between the
                         Investors, [*] and the Company;

"Software Marketing
 Licence and
 Development Agreement"  the licence to be granted by the Company to
                         Macrovision in the Agreed Form marked "I"

"Subsidiary"             a subsidiary company as defined in Section 736 of the
                         Companies Act

"Sunnyvale"              Macrovision's headquarters at 1341 Orleans Drive
                         Sunnyvale CA

"TA"                     Income and Corporation Taxes Act 1988

"Taxation"               all forms of taxation, duties, imposts, levies and
                         rates whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and any interest, surcharge, penalty or fine in connection with the same

"TCGA"                   Taxation of Chargeable Gains Act 1988

"Warranties"             the warranties, representations and undertakings set
                         out in Schedule 2 (references to a Warranty being to any of them);

1.2 references to a statute or statutory provision shall include any statute or statutory provision which (whether before or after the date of this Agreement) consolidates or replaces the same or which has been amended, consolidated or replaced by the same and shall include any order, regulation, instrument or other subordinate legislation made under the relevant statute or statutory instrument;

1.3 the term "equity share capital" shall have the meaning attributed to it in the Companies Act;

1.4 sections 839 (connected persons) and 417 (associate) TA are to apply to determine whether a person is connected or associated with another for the purposes of this Agreement;

1.5 references to those of the parties that are individuals include their respective legal personal representatives;

1.6 references to a "Business Day" are to any day from Monday to Friday (inclusive) other than United Kingdom public bank holidays during normal working hours;

1.7 references in this Agreement and the Schedules to the parties, Clauses and Schedules are respectively to the parties and the Clauses of and the Schedules to this Agreement;

1.8 the headings are included for convenience only and shall not affect the interpretation or construction of this Agreement;

1.9 the Schedules shall for all purposes form part of this Agreement and the expression "this Agreement" shall include the Schedules

1.10 references to the masculine gender shall include the feminine and neuter and vice versa and references to the singular number shall include the plural and vice versa;

1.11 references to persons shall include trustees, firms, unincorporated associations, corporations, partnerships, states and governmental and administrative entities;

1.12 references to "writing" or "written" include any form of visible reproduction;

1.13 any agreement, covenant, representation, warranty or undertaking in this Agreement on the part of two or more persons is made or given by such persons jointly and severally;

1.14 where any warranty is qualified by the expression "so far as the Founder is aware" or "so far as the Company is aware" or any similar expression, such warranty shall be deemed to include an additional warranty that the Company or Founder has made enquiry of the Directors and employees of the Company and patent registries throughout the world and has consulted the books and records of the Company and no further level of enquiry shall be imputed to the Founder or the Company under such additional warranty or otherwise;

2.   CONDITIONS PRECEDENT

2.1 Completion and all obligations of Macrovision under this Agreement are conditional upon:
(a) the passing of the Resolutions by the Company in general meeting, without amendment, and the implementation of the Resolutions;

(b)  Macrovision being satisfied with the replies to the Directors'
     Questionnaires;

(c) Macrovision being satisfied as to the adequacy of the Company's insurance arrangements;

(d) no breach of any undertaking referred to in Clause 5 and no condition, event or act which might constitute such a breach having occurred;

(e) the delivery to Macrovision of such waivers, consents or authorities by members of the Company or other persons as Macrovision may require (including such waivers and class consents as may be required under the Company's existing articles of association) in order to enable Macrovision to be registered as the holder of the Shares for which it subscribes under this Agreement;

(f) the due execution of a letter of amendment to the Service Agreement by the Founder and the Company; and

(g)  the delivery of the following to Macrovision's Solicitors for inspection:

     (i) the Common Seal, Certificate of Incorporation, Statutory Books, Share Certificate Books and Memorandum and Articles of Association of the Company; and
     (ii) all licences (if any) obtained by or issued to the Company or any other person in connection with the Business or businesses carried on by it or them; and
     (iii) any contracts, deeds or other documents which Macrovision has required prior to the date of this Agreement; and
     (iv) such minutes, resolutions and other documents as Macrovision may reasonably require in relation to the constitution of the Company and in relation to the creation and allotment of the Shares and the registration in the Register of Members of the Company of Macrovision as a Member of the Company.

2.2 The Founder hereby undertakes to Macrovision that he shall procure so far as he is able and otherwise use all reasonable endeavours to procure, the satisfaction of each of the conditions set out in Clause 2.1.

2.3 If any of the said conditions is not satisfied in full on or before Completion or waived by Macrovision then this Agreement shall cease to be of effect and no party shall have any liability under it except insofar as there is a breach by the Founder of Clause 2.2 or a breach by any party of Clause 21.

3.   SUBSCRIPTION

     Macrovision hereby applies for the allotment and issue to it or its trustee, nominee or custodian at Completion of 247,500 "F" Ordinary Shares (currently representing 19.8% of the equity of the Company) for an aggregate price of TWO MILLION ONE HUNDRED AND TWENTY ONE THOUSAND TWO HUNDRED AND TWELVE POUNDS ((Pounds)2,121,212) and the Company shall allot to Macrovision or its trustee, nominee or custodian the said Shares and the Investors shall procure that Macrovision is registered as the holder of the said Shares in the Register of Members of the Company

4.   COMPLETION

4.1 Completion of the subscription by Macrovision shall take place on the Completion Date at the offices of Macrovision's Solicitors (or at such other place and time as the Investors and Macrovision may agree) when:

(a) a Board Meeting shall be duly convened for the purpose of producing Written Resolutions of the Company in the form of the Resolutions;

(b) subject to the passing of the Resolutions, Macrovision shall deliver to the Company, or as it may direct, the sum of (Pounds)2,121,212.

(c) a Board Meeting of the Company shall be duly convened at which the Directors shall:
     (i)        validly allot the Shares for which Macrovision has subscribed;
     (ii) issue to Macrovision properly executed share certificates in respect of those Shares for which Macrovision has subscribed in the name of Macrovision or its nominee and enter the name of Macrovision or its nominee in the Register of Members as the registered holder of those Shares for which it has subscribed;
     (iii) appoint [*] as the first Macrovision Director in accordance with the provisions of clause 5.5 below; and
     (iv) approve the execution of the letter of amendment to the Service Agreement
     (v) approve the execution of the Software Marketing Licence and Development Agreement
     (vi)       approve the execution of the [*]


4.2 The Shares belonging to Macrovision and the Investors shall have attached thereto and be subject to the rights and restrictions set out in the Articles.

5.   SHAREHOLDERS AGREEMENT

5.1 The Investors and the Company undertake to and covenant with Macrovision with effect from the Completion Date to comply with the provisions of and to perform their respective obligations as provided in the Shareholders Agreement, so far as they remain to be observed and performed and from the Completion Date, Macrovision shall become a party to the Shareholders Agreement as if Macrovision were named in the Shareholders Agreement as an Investor holding 247,500 F Shares.

5.2 The parties to this Agreement agree that all provisions of the Shareholders Agreement shall remain in full force and effect subject to the amendments set out in this clause.

5.3 The parties to this Agreement agree that from the Completion Date the Shareholders Agreement shall be read and construed as if the definitions "F" Ordinary Shares" and "Macrovision Director" as set out in clause 1 were included in clause 1.1 of the Shareholders Agreement.

5.4 The Investors confirm to Macrovision that the conditions set out in clause 3 of the Shareholders Agreement have been satisfied in full.

5.5 Macrovision shall be entitled to appoint a non-executive director to the Board and to the board of each Group Company in accordance with the terms of Clause 5.1.1 of the Shareholders Agreement (the non-executive director appointed by Macrovision to be known as the "Macrovision Director") which shall apply to Macrovision mutatis mutandis as if set out herein.

5.6 The appointment of the Macrovision Director pursuant to Clause 5.5 shall cease with immediate effect if the aggregate number of "F" Ordinary Shares held by Macrovision shall be less than 123,750

5.7 Macrovision agrees to comply with the terms of Clause 5.1.7 of the Shareholders Agreement regarding the appointment of a non-executive director.

5.8 The Macrovision Director shall be entitled to appoint an alternate director in accordance with the terms of Clause 5.2 of the Shareholders Agreement which shall apply to Macrovision mutatis mutandis as if set out herein.

5.9 Macrovision undertake to the Investors and the Company with effect from the Completion Date to comply with the provisions of clauses 8.1, 8.2, 8.3, 8.4, 8.5, 9.1, 9.4, 9.5, 10.5, 14.2, 14.3 and 16.4 of the Shareholders
     Agreement.

5.10 Subject to the provisions of Clause 5.22 of this Agreement, the Macrovision Director and his alternate director shall be entitled to disclose to Macrovision such information concerning the Company and/or any Group Company as he thinks fit.

5.11 The Company (or relevant Group Company as the case may be) shall pay in respect of the services of the Macrovision Director but only for such time as he is appointed (apportioned pro rata for the term of appointment in any one year) a fee at the rate of (Pounds)12,000 (plus VAT) per annum, quarterly in arrears, such amount being increased on each anniversary of the Completion Date by the percentage thereof (or of any increased amount) equal to the percentage increase (if any) in the Retail Price Index published by the Department of Employment (or any index substituted for the same) in the preceding 12 months.

5.12 The Company agrees with and undertakes to Macrovision to observe the provisions set out in clause 6.1 of the Shareholders Agreement which clause shall apply to Macrovision as if Macrovision were named as one of "the Investors" therein.

5.13 The Company will prepare and send to Macrovision as it may direct (all in such form and detail as is approved by the Macrovision Director) the items set out in clause 6.2 of the Shareholders Agreement within the times specified therein. Where any provision of clause 6.2 refers to consultation with, the request of, or the agreement of (or similar) any Investor or [*] or the Nominated Director (as those parties are defined in the Shareholders Agreement) such provision shall be read and construed as if consultation with, or the request of, or the agreement of (or similar) Macrovision was incorporated into such sub-clauses.

5.14 If the Company shall be in breach of its obligations under clauses 15.12 or
     15.13 then (without prejudice to any other rights which it may have in respect of such breach) Macrovision shall be entitled to appoint a firm of accountants pursuant to the provisions contained in Clause 6.3 of the Shareholders Agreement which shall apply as if Macrovision were named therein.

5.15 The Company undertakes to and covenants with Macrovision in the terms of Clause 6.4 of the Shareholders Agreement as if such undertakings were repeated herein.

5.16 The Company undertakes to and covenants with Macrovision that the Company shall not carry out any of the matters referred to in clause 6.5 of the Shareholders Agreement without the prior consent of the holders of not less than 75 per cent of the voting rights conferred by the issued ordinary share capital of the Company.

5.17 The Company undertakes to and covenants with Macrovision that the Company shall not while there is a Macrovision Director without the prior written consent of the Macrovision Director (such consent not to be unreasonably withheld) do any of the acts set out in Clauses 6.6.1 - 6.6.22 of the Shareholders Agreement

5.18 Where in accordance with the provisions of the Shareholders Agreement (as amended by this Agreement) a consent or approval is expressed to be required of the Macrovision Director it may only be given:

5.18.1 by the Macrovision Director signing a written resolution of the Board approving the relevant transaction or matter;

5.18.2    by the Macrovision Director in writing addressed to the Board; or

5.18.3 if there is no Macrovision Director in office at the relevant time, by Macrovision giving its written consent or approval to the relevant matter.

5.19 The Investors (other than [*]) jointly and severally warrant to Macrovision in the terms of clause 6.7.8 of the Shareholders Agreement as if such warranty was repeated herein.

5.20 Subject to clause 5.22 the Company shall supply to the Macrovision Director the information and documents referred to in clause 7.5 of the Shareholders Agreement.

5.21 The Founder undertakes to Macrovision in the terms set out in clause 10.1 of the Shareholders Agreement as if such undertakings were repeated herein.

5.22 Macrovision shall and procure that the Macrovision Director and any alternate director appointed by him shall comply with the terms of the confidentiality undertakings set out in Clause 10.4 of the Shareholders Agreement provided that such confidentiality undertakings shall not prevent Macrovision divulging or disclosing or making known or using such confidential information or information relating to Inventions or Know How where the same is permitted by the terms of the Software Marketing Licence and Development Agreement. Provided further that the undertakings in clause 10.4 shall cease to apply to information which has come into the public domain (other than by a breach by Macrovision of this clause) or where disclosure is ordered by law or by any governmental or other authority or regulatory body.

5.23 The Investors confirm (for the purposes of clause 6.5.1 of the Shareholders Agreement) that they consent to the issue by the Company to Macrovision of the "F" Ordinary Shares subscribed for by Macrovision in this Agreement.

5.24 [Not used]

5.25 The Company and the Founder undertake and covenant to Macrovision that:

(a) they will apply the subscription monies hereunder of Macrovision in the furtherance of the Products (as defined in the Software Marketing Licence and Development Licence Agreement)

(b) comply fully with all laws, bye-laws, rules, regulations and codes of conduct relating to or being effective in respect of the Business and conduct its affairs so as to ensure that there is no breach or failure by the Company to comply with its duties and obligations under or restrictions imposed on it and its officers by the provisions of the Articles of Association of the Company

(c) at all times promptly and fully inform Macrovision of all matters coming to the attention of the Company that affect or may affect the validity or enforceability of the Intellectual Property Rights including the actual or anticipated commencement of any proceedings by or against the

     Company in respect of them and to take such action as may from time to time be requested by Macrovision to protect, safeguard and enforce such Intellectual Property Rights

(d)   in so far as it is appropriate:
      (i) procure that each Group Company shall give effect to each of the undertakings contained in this Clause 5 (other than this Clause 5.25(d)) as if such undertakings had also been given individually by each such Group Company as if it had appeared in each undertaking in substitution for "the Company" wherever it occurs; and
      (ii) if so requested by Macrovision ensure that each Group Company shall enter into a direct covenant with Macrovision in terms which are identical (mutatis mutandis) to the undertakings on the part of the Company contained in this Clause.

5.26 In the event of a Listing of the Company Macrovision agrees that it will prior to the Listing give such class and other consents as may be required to vary the class rights relating to the "F" shares in order to amend the Articles of Association to establish one class of ordinary share capital and make other changes as may reasonably be necessary.

5.27 The parties agree that to the extent that any further equity share capital is required by the Company, an offer shall be made to Macrovision to participate in the provision of such funding (by subscription for further "F" Shares) in proportion (as nearly as practicable) to the percentage of the overall voting rights (exercisable by the equity shares in the capital of the Company) then exercisable by Macrovision. No new "F" Shares will be issued other than to the holders of "F" Shares. Macrovision agrees that if it does not participate to the full amount of its entitlement as above the voting rights exercisable in respect of its holding of "F" Shares shall be reduced to the following percentage of the said overall voting rights:-

         A x C
         -
         B

    where A is the number of "F" Shares held by Macrovision after the said funding is completed.

          B is the number of "F" Shares that would have been held by Macrovision after the said funding is completed if it had taken up its full entitlement to participate in the provision of the funding

          C is the percentage (immediately before the said funding) of the total voting rights exercisable by the "F" Shares held by Macrovision.

    and Macrovision undertakes to give all necessary class and other consents to give effect to this reduction and the corresponding increases in the voting rights of other classes of Ordinary Shares.

6.   [*]

6.1  [*]

6.2  [*]

7.   WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

7.1  Each of the Founder and the Company jointly and severally hereby:-

     (a) acknowledges that Macrovision has been induced to enter into this Agreement and to subscribe for Shares on the basis of the Warranties; and

     (b)  warrants, represents and undertakes to Macrovision in the terms of
          Schedule 2 subject only to any matters fully and fairly disclosed in the Disclosure Letter

7.2 Each of the Founder and the Company hereby confirms and agrees that each of the Warranties is a separate and independent warranty, representation and undertaking and that no one of the Warranties shall be limited by reference to any other of them or by this Agreement.

7.3 No proceedings shall be commenced in respect of any claim for breach of the Warranties unless notice giving details of the claim shall have been delivered to the Founder and/or the Company by Macrovision within two years of the Completion Date or, in the case of Warranties relating to Taxation, within seven years of the Completion Date (except in the case of fraud or wilful non-disclosure when this limitation shall not apply)

7.4 Macrovision may assign the whole or any part of the benefit of any of the Warranties on a transfer of all or any Shares held by Macrovision.

7.5 The rights and remedies of Macrovision in respect of any breach of any of the Warranties shall not be affected by:

     (a)  Completion;
     (b) any investigation made by or on behalf of Macrovision into the affairs of any Group Company or the Business; or
     (c) any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

7.6 Any information supplied by any Group Company or its agents, representatives or advisers to the Founder or his agents, representatives or advisers in connection with, or which forms the basis of, any of the Warranties, the Disclosure Letter, the Financial Projections or otherwise in relation to the business and affairs of any Group Company (whether before or after the date of this Agreement) shall not be treated as a representation, warranty or guarantee of the accuracy thereof by that or any other Group Company to the Founder and shall not constitute a defence to any claim by Macrovision under the Warranties and the Founder hereby irrevocably waives any and all claims against the relevant Group Company in respect thereof.

7.7 In the event of any breach of Warranties 5.5 and/or 13 (without restricting the rights or ability of Macrovision to claim damages or indemnity from the Founder and on any basis available to it in respect of such breach) the Founder shall on demand at the sole option of Macrovision

7.7.1 pay to the Company the amount by which the value of any asset or assets of the Company is or are less than or (as the case may be) the amount by which any loss and/or liability or liabilities of the Company is or are greater than would have been the case if there had been no breach of the Warranties; or

7.7.2 pay to Macrovision the amount by which the aggregate value of Macrovision's shares then in issue is less than would have been the case if there had been no breach of the Warranties and shall further on demand fully indemnify Macrovision and the Company against all costs charges expenses and other losses or liabilities which they would not have incurred or which would not have existed if there had been no such breach or claim or which are reasonably incurred by Macrovision or the Company or any of them in connection with any claim or enforcement of its or their rights arising in relation thereto and also against any additional liability to tax which may arise by reason of any payment under clause 7.7.1 and 7.7.2

7.8 In the event of any breach of the Warranties (other than Warranties 5.5 and/or 13) the Company and/or the Founder shall on demand pay to Macrovision the amount by which the aggregate value of Macrovision's shares then in issue is less than would have been the case if there had been no breach of the Warranties and shall further on demand fully indemnify Macrovision and the Company against all costs charges expenses and other losses or liabilities which they would not have incurred or which would not have existed if there had been no such breach or claim or which are reasonably incurred by Macrovision or the Company or any of them in connection with any claim or enforcement of its or their rights arising in relation thereto and also against any additional liability to tax which may arise by reason of any payment under clause 7.8.

7.9 Each of the Investors hereby jointly and severally warrant to Macrovision that at Completion no claim or dispute has arisen under the Subscription and Shareholders Agreement dated 2 October 1996 entered into between (1) The Founder and others [*] ("the Subscription and Shareholders Agreement") and others which remains outstanding or unresolved including, without limitation, any claim under the representations and warranties set out in Schedules 5, 6 and 7 thereto and so far as the Investors are aware no such claim or dispute is pending or threatened.

7.10 The Founder undertakes within 3 weeks of Completion to prepare and submit to the Board a Business Plan setting out the Company's commercial and financial objectives and commitments during the following year in relation to all projects proposed to be undertaken by the Company and including the facilities required, the members of staff involved and the estimated time and cost of completing each stage of the proposed Projects.

7.11 The Board shall have 21 days from the date of receipt of the draft Business Plan to review the same and shall give written notice to the Company stating whether or not it accepts the draft Business Plan. If the Board notifies the Founder of any amendments or modifications to the draft Business Plan in order for it to be accepted by the Board the Founder shall re-submit the draft Business Plan to the Board containing such amendments or modifications for further review and acceptance by it.

7.12 Macrovision shall not upon a sale of Shares be required to give any warranties or indemnities except as to title to its Shares.

8.   WARRANTY LIMITATIONS

8.1 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent arising from any matter, act, omission or circumstance:

8.1.1     fully and fairly disclosed in the Disclosure Letter;

8.1.2 which would not have occurred but for any act, omission or transaction on or after Completion by or with the consent of Macrovision.

8.2 In the event of a Claim Macrovision shall not be entitled to rescind this agreement

8.3 Nothing in this agreement shall operate to reduce Macrovision's common law duty to mitigate any loss giving rise to any Claim and Macrovision shall take reasonable steps so to mitigate.

8.4 A Claim in respect of which notice is given in accordance with clause 7.3 shall, if it has not previously been satisfied, settled or withdrawn, be deemed to have been withdrawn and be barred and unenforceable unless legal proceedings have been issued and served on the Founder in respect of such Claim within 9 months after the date of such notice or, where the Claim is based on a contingent liability, within 6 months after such liability ceases to be contingent.

8.5 Neither the Founder nor the Company shall have any liability in respect of a Claim unless:

8.5.1 the liability agreed or determined in respect of the Claim (excluding related interest and costs) exceeds [*] (save that where one or more individual Claims relate to the same cause or an associated event Macrovision may treat all such Claims as one Claim and not as individual Claims); and

8.5.2 the aggregate liability agreed or determined (excluding related interest and costs) in respect of all Claims referred to in clause
          8.5.1 exceeds [*] and if such
          aggregate liability exceeds that amount then the Founder and/or the Company shall be liable for the whole of the liability and not just the excess.

8.6 The aggregate liability of the Founder for any breach of this Agreement shall not exceed [*]

8.7 The aggregate liability of the Company for any breach of this Agreement shall not exceed [*] (excluding related interest and costs)

8.8 Neither the Founder nor the Company shall have any liability in respect of any Claim which is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable.

8.9 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent that the Accounts make provision or reserve for the matter giving rise to the Claim;

8.10 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent arising from:-

8.10.1 the passing of, or change in, after the date of this agreement, any law, regulation or rule of any government, governmental department, agency or regulatory body (including any stock exchange) or any judgment delivered after the date of this agreement with retrospective effect, or any increase in the rates of Taxation or any imposition of Taxation not in effect at the date of this agreement;

8.10.2 a change after Completion in the methods which have been used by the Company in valuing stock in trade and work in progress or any other change in accounting policy or practice all not in accordance with relevant SSAPs or FRSs or any change to the length of any accounting period or to the accounting reference date of the Company;

8.10.3 the failure or omission by the Company or Macrovision to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion, and the making, giving or doing of which was taken into account in computing the Taxation in the Accounts;

8.10.4 any claim, election, surrender or disclaimer properly made or notice or consent properly given or any other thing properly done after Completion by the Company or Macrovision or their agents under the provisions of any enactment or regulation relating to Taxation.

8.11 Neither the Founder nor the Company shall have any liability in respect of any Claim to the extent that the loss in respect of which the Claim is made is recovered under a policy of insurance in favour of the Company

8.12 If the Founder has paid to Macrovision any amount in respect of a Claim and Macrovision subsequently receives or recovers from a third party (including an insurer) a sum which is referable to such Claim, Macrovision shall forthwith repay to the Founder the amount so received or recovered up to the amount which has been paid by the Founder in respect of such Claim (after deducting all reasonable costs charges and expenses incurred by Macrovision in making such recovery)

8.13 If Macrovision becomes aware of a matter which could reasonably be expected to give rise to a Warranty Claim, Macrovision shall give notice in writing of that fact as soon as reasonably practicable to the Founder.

8.14 If the Company or Macrovision receives notice of a claim by a third party ("Third Party Claim") against the Company or Macrovision which might constitute or give rise to a liability pursuant to this agreement, the Founder and Macrovision shall consult with each other regarding the conduct of the Third Party Claim.

8.15 A party having conduct of a Third Party Claim shall keep the other fully informed of the progress and the defence of any Third Party Claim and shall consult with and have due regard for the other's reasonable representations.

9.   [NOT USED]

10.  AUTHORISATION

     Each of the parties represents, warrants and undertakes to the others that he or it has taken all necessary corporate and other action to enable he or it validly to accept and perform the obligations imposed on him or it under the terms of this Agreement and that performance of the provisions of this Agreement will not result in a breach of or constitute a default under any agreement, statute, law, regulation or other contractual restriction binding upon him or it.

11.  RESTRICTIVE COVENANT

     The Company and Macrovision each hereby covenants with each other that for so long as Macrovision is a Shareholder and for 12 months after Macrovision ceases to be a Shareholder it will not directly or indirectly and whether on its own behalf or for another do or attempt to do any of the following:

11.1 communicate with an employee of the other in a manner calculated or likely to cause that employee to leave or end or seek to leave or end his or her position or relationship with any company in the same group as the other, regardless of whether or not such communication would be in breach of any contract;

11.2 employ, engage the services of or work directly or indirectly with an employee of the other, except in accordance with the terms of the Software Marketing Licence and Development Agreement.

12.  NOTICES

     Any notice to be given pursuant to this Agreement shall be in writing and addressed to the person concerned at the last address which such person shall have notified in writing to the parties to this Agreement for the purpose at least 15 Business Days prior to such notice being given or, failing such notification, at it registered office for the time being (if a company) or at the address set out in this Agreement (if an individual). Any notice in writing correctly addressed shall be treated as validly served, if by delivery, at the time of delivery; if remote copier, at the time of despatch; and if by post, 48 hours after it is posted in the United Kingdom by first class prepaid registered post. In proving service, it shall be sufficient for the sender to prove that the notice was delivered, despatched or posted in the manner described above.

13.  PERFORMANCE OF THIS AGREEMENT

13.1 The Founder and Macrovision agree that, so far as permitted by law, they will jointly and severally take all necessary steps (including if necessary but without limitation the exercise of any voting rights held by them, whether as shareholder in the Company or as Director, or otherwise) in order that the provisions of this Agreement and of any agreements entered into by the Company pursuant to this Agreement are given full force and effect.

13.2 In the event of any conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall prevail.

13.3 This Agreement shall, as to any of its provisions remaining to be performed or capable of taking effect following the Completion Date, remain in full force and effect following the Completion Date.

14.  ANNOUNCEMENTS

     No party hereto shall make any announcement statement or communication in relation to any of the transactions provided for in this Agreement or any matter ancillary thereto (other than to professional advisers whose province it is to know the same) without the prior consent of the other parties hereto, (which consent shall not be unreasonably withheld or delayed) save to the extent required by law or any Stock Exchange or by any governmental or other authority or regulatory body

15.  COSTS

     The Company, Macrovision and the Investors shall each pay their own costs and expenses incurred in relation to the negotiation, preparation and completion of this Agreement.

16.  WHOLE AGREEMENT

16.1 It is acknowledged and agreed that this Agreement (which shall include the documents and instruments referred to herein) shall supersede all prior representations arrangements understandings and agreement between the parties relating to the subject matter hereof and shall constitute the entire complete and exclusive agreement and understanding between the parties hereto.

16.2 The parties irrevocably and unconditionally waive any right they may have to claim damages for any misrepresentation arrangement understanding or agreement not contained in this Agreement or for any breach of any representation or warranty not contained in this Agreement (unless such misrepresentation or representation or warranty was made fraudulently).

16.3 It is further acknowledged and agreed that no misrepresentations arrangements understandings or agreements (whether written or oral) made by or on behalf of any the other parties have been relied upon other than those expressly set out or referred to in this Agreement.

16.4 No alteration amendment or variation of this Agreement shall be of any force or effect unless it is writing and signed by (or by some person duly authorised by) each of the parties



17.  SUCCESSORS

17.1 This Agreement shall be binding upon the personal representatives or successors in title and permitted assigns of the parties hereto and references to "the Company", and "the Founder" and the "Investors" shall be read and construed accordingly provided that this Agreement shall not be binding on the Personal Representatives of the Founder.

17.2 Save as specifically provided in Clause 7.4 and without prejudice to the right to transfer shares under the Articles no party shall be entitled to assign his or its rights or obligations under this Agreement without the written consent of all the other parties (such consent not to be unreasonably withheld or delayed).

17.3 Macrovision shall be entitled to assign all (but not some only) of its rights or obligations under this Agreement to any person to whom it shall have transferred all or any of its holding of Shares pursuant to the provisions of this Agreement and/or the Articles.

18.  PROPER LAW

     This Agreement and the documents to be entered into as provided herein shall be governed by and construed in accordance with English law and the parties hereto agree to submit to the non-exclusive jurisdiction of the English Courts.

19.  SEVERABILITY

     Each of the obligations contained in the clauses and sub-clauses of this Agreement shall be construed as separate and severable obligations but if at any time any one or more of the obligations is or becomes invalid illegal or unenforceable in any respect under law but would be valid if some part thereof were deleted or the period or area of application reduced such obligation shall apply with such modification as may be necessary to make it valid and effective and in any event the validity legality and enforceability of the remaining obligations clauses and sub-clauses hereof shall not in any way be affected or impaired thereby. Notwithstanding the foregoing the parties hereto shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be invalid illegal or unenforceable.

20.  NO PARTNERSHIP

     None of the provisions of this Agreement shall be deemed to constitute a partnership between the Investors and Macrovision and the Investors shall have no authority to bind Macrovision in any way.

21.  WAIVER AND FORBEARANCE

     No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement will operate as a waiver thereof and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

22.  FURTHER ASSURANCE

     The Company and the Investors jointly and severally agree to do and execute all such lawful and necessary acts, deeds, documents and things within its or their power as Macrovision may reasonably require for giving full effect to this Agreement and for securing to Macrovision the full benefit of the rights powers and remedies conferred upon it in this Agreement.

23.  JOINT AND SEVERAL OBLIGATIONS

     Where this Agreement is executed by or on behalf of two or more parties together:-

23.1 Those parties' obligations shall take effect as joint and several obligations and all references to those parties shall take effect as references to any of them;

23.2 This Agreement shall not be revoked or impaired as to any of such parties by the death incapacity or insolvency of any other; and

23.3 Macrovision may release or discharge any one of such party from their obligations under this Agreement or accept any composition from or make any other arrangements with any of such parties without releasing or discharging the other(s) or otherwise prejudicing or affecting the rights and remedies of Macrovision against the other(s)

24.  EXCHANGE RATE

     The parties agree that other than any payments due on Completion or where the express terms of this Agreement otherwise require any payments from one party to any other party or parties under this Agreement shall be paid in US Dollars in accordance with the exchange rate applicable at the date of payment.

25.  RELATIONSHIP OF PARTIES

     Each of the parties to this Agreement confirms that it is executing this Agreement as principal and not as agent or broker for any other person.

26.  CONFIDENTIALITY

26.1 All Proprietary Information disclosed by any party to any other party in connection with the performance of this Agreement or otherwise relating to the Company's Business or the business and affairs of any other party to this Agreement (except such information as may be generally available to the public) shall be agreed to have been disclosed in confidence and each party is obliged to keep any such information as it may acquire confidential and, save to the extent required by law or by any governmental or other authority or regulatory body or as set out on clause 26.2 below, not to disclose it, nor the contents and existence of this Agreement to any other person or otherwise improperly use it at any time hereafter, except insofar as such information has entered the public domain otherwise than in breach of this clause.

26.2 Each party shall ensure that disclosure of any Proprietary Information is restricted to those employees or directors having the need to know the same. Copies or reproductions shall not be made except to the extent reasonably necessary for the performance of this Agreement and shall be the property of the disclosing party.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.


                                   SCHEDULE 1
                                   ----------
                         Short Details of the Company
                         ----------------------------

Name                         :  C-DILLA LIMITED
Status                       :  private company limited by shares
Registered Office            :  Woodley House Crockhamwell Road Woodley Reading
                                Berkshire RG5 3JP
Registered Number            :  2683202
Date of Incorporation        :  31st January 1992
Authorised Share Capital     :  (Pounds)1,301,250 divided into 28,847 "A"
                                Ordinary Shares of 10 pence each, 150,000 "B"
                                Ordinary Shares of 10 pence each, 21,153 "C"
                                Ordinary Shares of 10 pence each, 500,000 "D"
                                Ordinary Shares of 10 pence each, 312,500 "E"
                                Ordinary Shares of 10 pence each and 1,200,000
                                Preference Shares of (Pounds)1 each
Issued Share Capital         :  "A" Ordinary Shares         28,847
                                "B" Ordinary Shares        150,000
                                "C" Ordinary Shares         21,153
                                "D" Ordinary Shares        500,000
                                Preference Shares        1,200,000
Directors                    :  Michael John Brooke
                                Peter Alfred Newman
                                Nils Erik Vilhelm Martensson
                                Simon Hugh Verdon Acland
Secretary                    :  Colin Vincent Austin Nunn
Shareholders                 :  Name of Shareholder   No & Class of Shares held
                                ------------------------------------------------
                                Peter Alfred Newman             [*] Shares
                                I.P.R. Industries Ltd           [*] Shares
                                                                [*] Shares
                                Dr Keith George Warren          [*] Shares
                                Coinshire Limited               [*] Shares
                                Quester VCT Plc                 [*] Shares
                                                                [*] Shares
                                Abingworth Ventures Ltd         [*] Shares
                                Partnership                     [*] Shares
                                Abingworth Ventures Ltd         [*] Shares
                                Partnership "B"                 [*] Shares
                                Alta-Berkeley 111 CV            [*] Shares
                                                                [*] Shares
                                                                [*] Shares

                                  SCHEDULE 2
                                  ----------
                                  The Warranties
                                  --------------
1.    GENERAL
      -------

1.1 The information supplied to Macrovision, its directors or any of its professional advisers by or on behalf of the Founder or the Company, its directors or its or his professional advisers contained in the Business Plan, the Financial Projections, the correspondence with [*], the Agreement entered into in July 1997 with [*] and the Disclosure Letter (other than the correspondence with [*] and the recitals to this Agreement and Schedules 1,4 and 5 is now (insofar as such information amounts to a statement of fact) true complete and accurate in all respects and not (whether by reason of any omission or otherwise) untrue or misleading and (insofar as such information amounts to a forecast or an expression of opinion intention or expectation) fair honest and made on reasonable grounds and the correspondence with [*] is (insofar as such information amounts to a statement of fact) true and accurate and a fair summary of the dispute and does not omit any information which would make it misleading and (insofar as such information amounts to a forecast or an expression of opinion intention or expectation) fair honest and made on reasonable grounds.

1.2 All facts relating to the Investors and the Company and which are likely to affect the decision of a reasonable investor to invest in the Company have been disclosed and there is no fact not specifically referred to in the Disclosure Letter which is known to the Founder which renders any information given to Macrovision or its professional advisers, by the Founder, the Company or their respective professional advisers, untrue, inaccurate or misleading or the disclosure of which might affect the willingness of a willing investor to subscribe for the "F" Ordinary Shares on the terms of this Agreement or which an investor and his professional advisers would reasonably require and reasonably expect in making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and the rights attaching to its Shares.

1.3 There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to the Founder or any Director of the Company or any person connected with any of them.

1.4 Neither the Founder or any person connected with him has or so far as the Founder is aware the Directors have any interest, direct or indirect, in any business other than the Business which is or so far as the Founder is aware is likely to be or become competitive with the Business or any proposed business of the Company or in any Intellectual Property Rights of the Company.

1.5 Copies of the Memorandum and Articles of Association of the Company which have been supplied to Macrovision are true and complete in all respects and include copies of all resolutions and consents required by law to be annexed thereto respectively and the register of members and other statutory books of the Company have been properly kept and contain a true, accurate and complete record of the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

1.6 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company have been correctly and properly prepared and so filed or delivered within the time limits contained, mentioned or referred to in the Companies Act.

1.7 The number of Shares set out in Schedule 1 constitute the whole of the issued share capital of the Company and are beneficially owned by the Investors as therein set out and there is no option, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Shares or any unissued shares, debentures, loan capital or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

1.8   The Company has not at any time:-
      (a) repaid or agreed to repay or redeem any shares of any class of its share capital or otherwise reduce or agreed to reduce its issued share capital or any class thereof: or

      (b) capitalised or agreed to capitalise, in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description nor has it passed or agreed to pass any resolution to do so.

1.9 No material breach of any of the provisions of the Companies Act has been committed by the Company.
1.10 The Company has at all times carried on its business and affairs in accordance with its Memorandum and Articles of Association.

1.11 The Company has not given any power of attorney or any other authority (express implied or ostensible) to any person to enter into any contract or commitment or do anything on its behalf which is still outstanding or effective (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

1.12  The Company has not declared any dividends or other distributions.

2.    FINANCIAL PROJECTIONS
      ---------------------

2.1 All facts stated in the Financial Projections were as at its date and remain true and accurate in all material respects. All estimates and opinions contained therein and all assumptions on which the projections were made were as at such date and remain honestly made or held and fairly based upon facts which were and are within the knowledge of the Founder or which he reasonably believes to be true and were and are bona fide and reasonably arrived at on the basis of proper and reasonable assumptions and there were and are no other material facts the omission of which would or might make misleading any statement therein whether of fact or opinion or which would or might be necessary to enable Macrovision and its advisers to make an informed assessment of the assets liabilities financial position profits and losses and prospects of the Company and the Business.

3.    ACCOUNTS
      --------

3.1 The Accounts comply with the requirements of the Companies Act, all other relevant statutes and all applicable Statements of Standard Accountancy Practice, Financial Reporting Standards, Consensus or Statement of Recommended Practice issued by the Accounting Standards Board in England and Wales or any committee of it or body recognised by it in force on the Balance Sheet Date; have been prepared in accordance with generally accepted accounting principles and on the same basis as the corresponding accounts for the preceding three financial years; are accurate in all material respects; and give a true and fair view of the state of affairs of the Company at the Balance Sheet Date and of the profits or losses for the period concerned and as at that date make:
      (a)   proper provision for all actual liabilities;

      (b) proper provision (or note in accordance with good accountancy practice) for all deferred or contingent liabilities (whether liquidated unliquidated or disputed);
      (c)   proper provision for all bad and doubtful debts;
      (d)   proper provision for all capital commitments;
      (e)   proper provision for all tax liabilities;

3.2 Full provision or reserve has been made in the Accounts for taxation liable to be assessed on the Company or for which it is or may become accountable in respect of:
      (a) profits gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the Balance Sheet Date;
      (b) any transactions effected on or before the Balance Sheet Date or provided for in the Accounts; and
      (c) distributions made or deemed to be made on or before the Balance Sheet Date or provided for in the Accounts.

3.3 Proper provision or reserve for deferred taxation has been made in the Accounts.

3.4 The profits or losses of the Company for the three financial years ended on the Balance Sheet Date (as disclosed in the Accounts and in the audited accounts of the Company for such previous periods) and the trend of profits or losses thereby shown have not (except as therein disclosed) been affected to a material extent by inconsistencies of accounting practice, by the inclusion of non-recurring items of income or expenditure by transactions entered into otherwise than on normal commercial terms or by any other factor rendering such profits or losses for all or any of such periods exceptionally high or low.

3.5 The Management Accounts have been prepared on a basis consistent with the management accounts prepared in the year preceding the Balance Sheet Date enlisting the same accounting principles, applied in the preparation of the Accounts with all reasonable care and attention, and give a reasonably accurate view of the state of affairs, and profit (or loss) of the Company as at and for the period in respect of which they have been prepared.

4.    CURRENT FINANCIAL AFFAIRS
      -------------------------

4.1 The Company had no outstanding capital commitments at the Balance Sheet Date and has not since then incurred or agreed to incur capital expenditure or commitments or disposed of capital assets having a market value in excess of (Pounds)10,000 per item or (Pounds)20,000 in aggregate.

4.2   Since the Balance Sheet Date:
      (a) the Company has not paid or declared any dividend or made any payment or disposal which is or is treated as a distribution for the purposes of TA 1988;
      (b) the Company has not repaid any indebtedness in advance of its stated maturity and no event has occurred which would entitle any third party to call for repayment of any part thereof prior to its normal maturity date.

4.3 Save for the financial facilities and borrowings of the Company details of which are set out in the Disclosure Letter, the Company has no borrowings or obligations having the commercial effect of borrowings.

4.4 There are no debts owing by to the Company other than debts which have arisen in the ordinary course of the Business, nor has the Company lent any money which has not been repaid.

4.5 The Company is not a party to any option or pre-emption right, or a party to any guarantee, suretyship, comfort letter or any obligation (whatever called) to pay, provide funds or take action in the event of default in the payment of any indebtedness of any other person or default in the performance of any obligation of any other person.

4.6 The Company has not engaged in any borrowing or financing not required to be reflected in the Accounts.

5.    CURRENT TRADING AFFAIRS
      -----------------------
5.1   Since the Balance Sheet Date:
      (a) the Company has carried on its business in the ordinary course so as to maintain the same as a going concern and has not carried on any activity other than its usual business;
      (b) the Company has not acquired any asset for a consideration in excess of (Pounds)10,000.

5.2 So far as the Founder is aware the Company has at all times conducted its business and affairs in all respects in accordance with all applicable laws and regulations. The Company has obtained and complied with all statutory municipal and other licences consents and requirements applicable to its business as now carried on and all terms and conditions of any licences and consents necessary or desirable to the carrying on of such business have at all times been observed and complied with and the Founder is not aware of any intended or contemplated refusal to renew or terminate any such licence or consent.

5.3 Neither the Company nor the Founder has committed or done any breach of contract or statutory duty or any other act which could lead to a claim for compensation or damages specific performance injunction set-off or any other civil or criminal claim of sanction being made or brought against him or it as the case may be or which would otherwise adversely affect the Business.

5.4 No substantial customer or supplier of the Company (that is to say a supplier or customer whose supplies to or purchases from the Company of goods or services have represented more than ten per cent in value of all supplies to or purchases from the Company over any given period of 12 months) has during the period of 12 months prior to this Agreement ceased to trade with or substantially reduced the volume of its trade with the Company and during such period the terms of trade of the Company with such supplier or customer have not significantly changed to the detriment of the Company and the Founder is not aware that any such cessation or substantial reduction in trade or change in terms of dealing is likely after Completion.

5.5 The Company has not sold or supplied products which are, or were, or will become, unfit for the purpose for which they were intended or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company or with all applicable regulations, standards and requirements in respect thereof.

5.6 The Company is not engaged either on its own account or vicariously in any suit action litigation arbitration or tribunal proceedings or any governmental or official investigation or inquiry and no such suit action litigation arbitration or tribunal proceedings or investigation or inquiry or other dispute are pending or threatened by or against the Company and so far as the Founder is aware there are no circumstances likely to lead to any such suit action litigation arbitration or tribunal proceedings or governmental or official investigation or inquiry or other dispute.

5.7 There is not now subsisting and has not at any time within the last six years been any debt owing by the Company to any director or person beneficially interested in any part of the share capital of the Company or any person connected with any such person or associated with any such person.

5.8 There is not now subsisting and has not at any time within the last six years been any contract or arrangement (whether of the nature of a loan or otherwise) to which the Company is or was a party in which any director of or person beneficially interested in any part of the share capital of the Company or any person connected with any such person or associated with any such person was directly or indirectly interested.

6.    ASSETS
      ------

6.1 All the undertaking of the Company and all assets included in the Accounts and acquired in the six years prior to Completion or acquired by the Company since the Balance Sheet Date (other than current assets subsequently sold or realised in the ordinary course of business) and subject to the above all other assets now used by the Company in the Business are absolutely owned by the Company both legally and beneficially and are in its possession and under its control and none is the subject of any mortgage, debenture, charge, lien, pledge, option, factoring arrangement, hire purchase, leasing, lease purchase or credit-sale agreement or any agreement for conditional sale or sale by instalments or any other encumbrance whatsoever (or any agreement to grant or create any of the same) nor subject to any agreement or arrangement whereby the title to any goods or any rights in the proceeds of sale of any goods is or may be reserved to the seller of the goods or to any third party.

6.2 The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:-

6.2.1 is known by the Directors or by the Company to be likely to result in a loss to the Company on completion of performance; or

6.2.2 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

6.2.3 involve or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of the Company's Business; or

6.2.4 requires the Company to pay any commission, finder's fee, royalty or the like; or

6.2.5    is any way otherwise than in the ordinary course of the Company's
         Business.

7.    JOINT VENTURE AND PARTNERSHIPS
      ------------------------------

7.1 The Company is not, nor has agreed to become, a party to any joint venture or consortium or partnership arrangement or agreement.

7.2 The Company does not conduct and has not conducted any part of the Business through a branch agency or permanent establishment outside the United Kingdom.

7.3 The Company is not a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity in connection with the Business.

8.    AGREEMENTS RESTRICTING BUSINESS
      -------------------------------

      The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement, pursuant to which any part of the Business is carried on or which in any way restricts its freedom to carry on the Business in such manner as it thinks fit or to use or exploit any of the assets of the Company in any part of the world in such manner as is thought fit.


9.    GRANTS
      ------

      Details of all grants, subsidies and other similar payments which the Company has received or is entitled to receive are set out in a Disclosure Letter; and the Company has not done, or omitted to do, any act or thing which could result in all, or any part, of them being repayable, or being forfeited or withheld; and none of them will or might become repayable by virtue of the Company entering into or completion of this Agreement.

10.   ENVIRONMENTAL LIABILITIES
      -------------------------

10.1 The Company has complied, and has adequate facilities to continue to comply, with all legislation (both primary and secondary) relating to the protection of the environment as now in force.

10.2 So far as the Founder is aware the use of the properties which are currently occupied or otherwise used by the Company in connection with the Business and all machinery and equipment therein and the conduct of any Business therein complies in all respects with all relevant statutes regulations including without prejudice to the generality of the foregoing the Factories Act 1961, the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health & Safety at Work Act 1974 the Planning Acts, the COSHH Regulations, the Control of Pollution Act 1974 and the Environmental Protection Act 1990 and with all rules, regulations and delegated legislation thereunder and all necessary licences and consents required thereunder have been obtained.

11.   LICENCES AND CONSENTS
      ---------------------

11.1 The Company has obtained all necessary licences and consents required for the proper carrying on of the Business (short particulars of each licence and consent being set out in the Disclosure Letter) and in particular has all necessary Open Individual Export Licences from the Department of Trade and Industry [*] necessary for the performance of its Business as contemplated by this Agreement and all of them are valid and subsisting.

11.2 The Company is not in breach of any of the terms and conditions of any licences or consents; there are no factors known to the Founder that might in any way prejudice the continuation, or renewal, of any licence or consents.

11.3 The Company is not and has not been party to or directly or indirectly concerned with any agreement or arrangement (whether or not legally binding) or in the pursuit of any course of conduct which is registerable under or prohibited by or capable of giving rise to any investigation by the Director General of Fair Trading or reference to the monopolies and merger commission (whether pursuant to the Treaty of Rome, The Fair Trading Act, The Resale Prices Act, The Restrictive Trade Practices Act, The Competition Act or otherwise) or prohibited as incompatible with the European Community legislation and in particular Articles 85 and 86 of The Treaty of Rome or with any other anti Trust legislation.

12.   EMPLOYEES
      ---------

12.1 The particulars shown in the Annexure of Employees annexed to the Disclosure Letter show all remuneration payable and pension benefits and other benefits provided which the Company is bound to provide (whether now or in the future) to each officer, Employee or consultant of the Company or any person connected with any such person and are true and complete and include particulars of all profit sharing incentive and bonus arrangements to which the Company is a party whether legally binding on the Company or not. The Company's standard terms of engagement of employees is contained in the Disclosure Letter together with details of any changes (other than to salary) thereto.

12.2 No present Employee of the Company has given or received notice terminating his agreement except as expressly contemplated under this Agreement.
12.3  The Company has not given notice of any redundancies to any Employee.

12.4 The Founder is not aware of any outstanding claim against the Company by any person who is now or has been an officer or Employee of the Company or any dispute between the

      Company and a material number or class of its Employees and no payments are due by the Company under the provisions of the Employment Rights Act 1996.

13.   INTELLECTUAL PROPERTY
      ---------------------

13.1 Details of all Intellectual Property Rights registered or for which application for registration has been made in the name of the Company, and of all material unregistered Intellectual Property Rights (including rights in software) owned by the Company are set out in the Disclosure Letter. All such rights are solely and beneficially owned by the Company, valid and enforceable, and (in respect of the registered rights) all renewal fees have been paid and all steps necessary for the prosecution of applications taken.

13.2 Details of all licences (whether exclusive or non-exclusive) granted by or to any third party in respect of the Intellectual Property Rights (whether written or oral, formal or informal, and including licences of software (other than office software) and/or know-how, confidentiality agreements, collaboration and research agreements, and any Government or University funding arrangements) are set out in the Disclosure Letter. There has been no breach (whether by the Company or so far as the Founder is aware by such third party) of the terms of any such licence or of any licence relating to office software used by the Company.

13.3  The Intellectual Property Rights disclosed against warranties 13.1 and
      13.2 constitute all such rights required for the conduct of the Business after as well as before the Completion Date.

13.4 So far as the Founder is aware the activities of the Company and its employees in the conduct of the Business as now carried on and as contemplated by this Agreement and any products currently under development or contemplated do not infringe the intellectual property rights of any third party, and there has been no actual or suspected infringement by any third party of any of the Intellectual Property Rights.

13.5 There has been no breach of confidence (whether by the Company, or its employees or by any third party) in relation to confidential information used in the Business and the Company has taken all steps required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any third party to the Company.

13.6 There are no actual or so far as the Founder is aware potential challenges or disputes relating to the validity, subsistence or ownership of any of the Intellectual Property Rights, nor any opposition or claim for revocation or rectification of any of the registered Intellectual Property Rights. The Company has no liability to pay compensation to any person pursuant to s.40 and s.41 Patents Act 1977 or any corresponding legislation in any other jurisdiction.

13.7 The Company's products comply with all regulations and standards relevant to their intended applications in any territory in which the Company anticipates marketing its products).

14.   TAXATION
      --------
14.1  Residence
      ---------
14.1.1 The Company is and always has been resident in the United Kingdom for the purposes of the TA.

14.1.2 The Company is not and has never been either a dual resident company or a dual resident investment company within the meaning of the TA.

14.2  Returns
      -------

      All returns and computations of the Company for the purposes of Taxation have been correct and made on a proper basis and all notices accounts and information which the Company ought to have made have been made and none of such returns or computations or information is disputed by the Inland Revenue, H.M. Customs and Excise or other fiscal authority concerned and there is no fact which might be occasion of any dispute or of any claim for Taxation in respect of any financial period down to and including the Balance Sheet

      Date/Management Accounts Date not provided for in the Accounts/Management Accounts and the Founder is not aware of any matter which may lead to such dispute.

14.3  Close Companies
      ---------------

14.3.1 The Company is not nor has it been in respect of any accounting period ended within six years prior to the date hereof a close company within Section 414 of the TA.

14.3.2 The Company has not since the Last Accounting Date made and is not to be regarded as having made or given any such loan or advance as is mentioned in Section 420 421 or 422 of the TA nor has it released or written off or agreed to release or write off the whole of any part of any such loan or advance

14.3.3 No apportionment within Chapter III of Part XI of and Schedule 19 to the TA has ever been made or threatened against the Company

14.3.4 The Company has at all times up to the date hereof been a "trading company" or a "member of a trading group" as defined in paragraph 7 of Schedule 19 to the TA

14.3.5 The Company is not and has never been a close investment holding company within the meaning of Section 13A of the TA

14.3.6 No distribution within Section 418 of the TA has ever been made by the Company and no such distribution will be made prior to Completion

14.4  Penalties and Interest
      ----------------------

      The Company has duly paid or fully provided for all Taxation for which it is liable and has not since its incorporation paid or become liable to pay any penalty or interest charged in respect of Taxation not duly paid and there are no circumstances in which any such penalty or interest could be charged against it in respect of any period prior to the Completion Date.

14.5  Transactions involving clearance
      --------------------------------

      The Company has not entered into or been a party to or otherwise involved in any transaction scheme or arrangement to which any of the following provisions have been or could be applied other than transactions in respect of which all necessary clearances have been obtained on the basis of full and accurate disclosure to the Inland Revenue and/or the Special Commissioners of all facts and considerations relating thereto material to be known to the Inland Revenue and/or the Special Commissioners:

      the TCGA               Section 139
      the TA                 Sections 703-709
      the TA                 Section 776
      the TCGA               Sections 135-138

14.6 The Company has not made (and will not be deemed to have made) any elections under Section 524 and 534 of the TA (lump sum receipts for patent and copyright).

14.7  Employees and tax
      -----------------

14.7.1 All income tax deductible and payable under the PAYE system has, so far as required to be deducted, been deducted from all payments made by the Company and all amounts due to be paid to the Inland Revenue prior to the date hereof have been so paid.

14.7.2 all deductions and payments required to be made in respect of National Insurance contributions (including employers' contributions) have been so made.

14.7.3 Proper records have been maintained in respect of all such deductions and payments and all regulations applicable thereto have been complied with.

14.8  Compensation for Loss of Office
      -------------------------------

14.8.1 The Company has not paid or agreed to pay any remuneration or compensation for loss of office or any other payment whether gratuitous or otherwise and has not provided any benefit to any present or past officer or employee of the Company not deductible from the profits of the Company for the purposes of Taxation.

14.8.2 The Company has not issued any shares to any person in pursuance of a right conferred on that person or opportunity offered to him as a director or employee of the Company or any other body corporate nor in pursuance of an offer to the public, and has complied with Section 139(5) of the TA.

14.9  Value Added Tax
      ---------------

14.9.1 The Company is not and has not been for value added tax purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any value added tax chargeable against some other company.

14.9.2 The Company has complied with all legislation, regulations, notices orders and directions concerning value added tax, including the making of all necessary returns and payments to HM Customs and Excise within the prescribed time limits and has maintained and obtained full, complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

14.9.3 The Company is not in arrears with any payments or returns or notifications under such legislation, regulations or notices or liable to any abnormal or non-routine payment or any forfeiture penalty interest or surcharge or to the operation of any penal provisions contained therein.

14.9.4 All VAT payable on the termination of goods and all duties of customs and excise payable in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

14.9.5 The Company is not and has not agreed to become an agent, manager or factor for the purposes of Section 32 Value Added Taxes Act any person who is not resident in the United Kingdom.

14.10 Under-Assessment
      ----------------
      The Company has not received an assessment which understates its liability to tax or received any payment from the authorities to which it is not entitled

14.11 Tax Avoidance
      -------------

      The Company has not entered into or been a party to any scheme or arrangement or schemes or arrangements designed partly or wholly for the purpose of avoiding taxation

14.12 Inheritance Tax, Capital Transfer Tax and Capital Gains
      -------------------------------------------------------

14.12.1 The Company is not liable to be assessed either to corporation tax on chargeable gains as donor or donee of any gift or to inheritance tax as transferor or transferee in connection with a transfer of value

14.12.2 The Company has not been in relation to a transfer of value a party to associated operations within the meaning of Section 268 of the Inheritance Tax Act 1984

14.12.3 There is no outstanding Inland Revenue Charge under Section 237 of the Inheritance Tax Act 1984 over any of the assets of the Company or any of the Shares

14.12.4 No person has by virtue of Section 212(1) of the Inheritance Tax Act 1984 any power of sale mortgage or charge in respect of any of the assets of the Company or any of the Shares

14.13 Base Values
      ------------

      If each of the capital assets and the plant and machinery of the Company were disposed of for a consideration equal to the book value of that asset in or adopted for the purpose of the Accounts/Management Accounts no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 1990 would arise (and for this purpose there shall be disregarded any reliefs and allowances available to the Company other than (for the purpose of corporation tax on chargeable gains) amounts falling to be deducted from the consideration receivable under
      Section 38 of the TCGA and the indexation allowance under Section 86 of the Finance Act 1982) and none of the Company's assets have been acquired for any consideration in excess of its market value at the date of such acquisition or disposed of or acquired in circumstances to which Section 17 of the TCGA applies and Section 16(3) of the TCGA does not apply to any capital loss which has accrued to the Company

14.14 Roll-over Relief
      ----------------

      The Company has made no claim under Sections 152 to 156 (inclusive) or
      Section 158 of the TCGA or Section 276 of the TA and no such claim has been made by any other company which affects or could affect the amount or value of the consideration for the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains or any allowable loss on a subsequent disposal

14.15 Liability to CGT
      ----------------

      The Company has not made any such transfer as is referred to in Section 125 of the TCGA and pending Completion will not make any such transfer.

14.16 Premiums
      --------

      The Company has not effected or entered into any act transaction or arrangement of any nature whereby it has incurred or may hereafter incur any liability under or by virtue of Sections 34 35 36 and 37 of the TA (treatment of premiums etc) and pending Completion will not effect or enter into any such act transaction or arrangement

14.17 No tax is or may become payable by the Company pursuant to Section 347 of the TA in respect of any chargeable gain which accrued or will accrue prior to Completion and the Company will at no time within the two years ending at completion have transferred any assets other than trading stock to any company which at the time of disposal was a member of the same group (as defined in Section 170 of the TCGA).

14.18 Company reconstruction or amalgamation
      --------------------------------------

      The Company has not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 135 and 136 of the TCGA or Section 139 of the TCGA under which shares or debentures have been issued or any transfer or assets effected

14.19 Chargeable Debts
      ----------------

      No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company not being a debt on a security

14.20 Claims by the Company
      ---------------------

      The Company has made no claim under any of the following:-
14.20.1        Section 279 of the TCGA (foreign assets; delayed remittances)
14.20.2        Section 24 of the TCGA (assets of negligible value)
14.20.3 Section 280 of the TCGA (tax on chargeable gains payable by installments)
14.20.4        Section 242 of the TA (surplus franked investment income)
14.20.5 Section 584 of the TA (unremittable income arising outside the United Kingdom) or Section 585 of the TA (relief from tax on delayed remittances)

14.20.6 Section 140 of the TCGA (postponement of charge on transfer of assets to non-resident company)
14.20.7 Section 37 of the Finance Act 1976 or Section 35 of the Finance Act 1981 (stock relief)
14.21 Trading losses
      --------------

      There has not within the three years preceding the date hereof been a major change in the Business of the Company within the meaning of Section 708 of the TA.

14.22 General
      -------

14.22.1 No liability of the Company to Taxation has arisen or will arise up to the Completion Date save for corporation tax payable in respect of normal trading profits earned by it or income tax deducted under PAYE regulations or national insurance contributions or Value Added Tax or sickness pay for which it is accountable to the Inland Revenue, Customs & Excise or other relevant authority and which has where appropriate been deducted or charged and where due paid to the Inland Revenue or such other relevant authority.

14.22.2 All documents in the possession of the Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.

15.   PROPERTIES
      ----------

15.1 The properties which are currently occupied or otherwise used by the Company in connection with the Business are occupied or used by right of ownership or under lease or licence, the terms of which permit the occupation or use. The information contained in the Disclosure Letter as to the tenure of each of the properties and the principal terms of the tenancies and licences subject to and with the benefit of which the properties are held the rents currently payable and the dates of the next rent review are accurate in all respects.

15.2 All licences, consents and approvals required from the landlords or any superior landlords under any leases or licences of the properties currently occupied by the Company for the proper carrying on of the Business have been obtained, are valid and in full force and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed and the Founder is not aware of any circumstances which could give rise to the Company breaching any such covenants or otherwise entitle such landlords or superior landlords to exercise any power of entry upon or taking possession of the Properties or to terminate such licences, consents and approvals.

15.3 The Company has a good and marketable title to the Properties as described in Schedule 5 which are the only properties owned, controlled or occupied by the Company or in which the Company has any interest (including rights under options, rights of pre-emption or other contractual relationship).

15.4 The Company has in its possession or control all documents of title in relation to the Properties which consist of original documents or properly examined abstracts.

15.5 The Company has exclusive vacant possession and occupation of the Properties free from material encumbrances or third party rights of any kind whatever save as set out in the Disclosure Letter and all covenants restrictions stipulations or other encumbrances have been and are being properly performed and observed and complied with. All rents, service charges insurance premiums and outgoings affecting the Properties have been promptly paid and none are outstanding.

15.6 There are no covenants, restrictions obligations conditions or stipulations affecting the Properties or any part thereof which are of an onerous or unusual nature which conflict with the present or proposed user thereof or the user thereof for which planning permission has been obtained or sought or which materially affect the value of the Properties of any part thereof.

15.7 No sub-lease, tenancy or licence has been granted or agreed to be granted to any third party in respect of the Properties or any part thereof

15.8 All buildings or other erections on the Properties or any part thereof are in good repair and condition and are fit for the purpose for which they are at present used and there are no structural problems in respect of the Properties and no deleterious substances not approved by any relevant Code of Practice have been used in the construction of the Properties and the Company has no liability for any clean-up or removal costs in relation to environmental matters in relation to the Properties.

15.9 The Company has not been the tenant of or a guarantor in respect of any leasehold property other than the Properties

15.10 There are no mortgages or charges legal or equitable specific or floating affecting the Property nor does any person have or claim any lien on the Property or the documents of title

15.11 There are no compulsory purchase orders or resolutions affecting any of the Properties or any proposal for such an order or resolution.

16.   BORROWINGS AND FACILITIES
      -------------------------

16.1 Full details of all limits on the Company's bank facilities and all borrowings of the Company are set out in the Disclosure Letter and the Company is not in breach of any of their terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into this Agreement.

16.2 Full details of all charges liens or other encumbrances granted by the Company or affecting its undertaking or assets are set out in Schedule 4.

17.   INSOLVENCY
      ----------

17.1 No administrator, administrative receiver, receiver, manager of assets, liquidator or any other similar officer has ever been appointed in respect of the whole or any part of the assets or undertaking of the Company and no order has been made, petition presented, resolution passed or meeting convened at which a resolution will be proposed for the purpose of the making of any order in relation to administration, administrative receivership, receivership, liquidation, management of assets or any other similar situation of the Company.

17.2 The Company is not insolvent nor stopped or suspended payment of its debts nor become unable to pay its debts as they fall due (as such expression is defined in either sub-section (1)(a) to (d) (inclusive) or sub-section (2) of Section 123 of the Insolvency Act 1986).

17.3 No voluntary arrangement (as referred to in the Insolvency Act 1986) or scheme of arrangement as regards its creditors has been proposed by the Directors or is in operation in relation to the Company.

17.4 No unsatisfied judgement order or award is outstanding against the Company.

17.5 No written demand under Section 123(1)(a) of the Insolvency act 1986 has been made against the Company.

17.6 No distress or execution has been levied on or other process commenced against any asset of the Company.

17.7 The Company has not entered into any transaction nor been given a preference to which sections 238, 239 or 423 of the Insolvency Act 1986 apply or which may otherwise be liable to be set aside or avoided for any reason.

18.   GENERAL
      -------

18.1 Compliance with the terms of this Agreement does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or relieve any other party to a contract with the Company or its obligations thereunder or enable it to determine its obligations thereunder.

18.2 So far as the Founder is aware neither this Agreement nor Completion will or is likely to cause the Company to lose the benefit of any right or privilege it presently enjoys or any person who normally does business with the Company not to continue to do so on the same basis; relieve any person of any obligation to the Company (whether contracted or otherwise) or enable any person to determine any obligation by or to the Company or any right or benefit enjoyed by the Company or to exercise any right under any agreement with or otherwise in respect of the Company; will result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable earlier than otherwise; or any officer or senior employee of the Company to leave its employment, and so far as the Founder is aware the attitude or actions of customers, employees and other persons with regard to the Company will not be prejudicially affected thereby.

                                   SCHEDULE 3
                                   ----------
                                   Properties
                                   ----------

Leasehold property known as Second Floor Woodley House Crockhamwell Road Woodley

                                   SCHEDULE 4
                                   ----------
                                  Charges
                                  -------

Date & description of  Amount secured      Property Charged   Name of person
---------------------  --------------      -----------------  --------------
Charge                 by Charge                              entitled to Charge
------                 --------------                         ------------------

17/3/97 Mortgage       All monies          a specific         National
 Debenture                                 equitable charge   Westminster
                                           over all           Bank Plc
                                           freehold and
                                           leasehold
                                           properties
                                           and/or the
                                           proceeds of sale
                                           thereof, fixed
                                           and floating
                                           charges over
                                           undertaking and
                                           all property and
                                           assets present and
                                           future including
                                           goodwill, bookdebts
                                           and the benefit of
                                           any licences

SIGNED by the said                  )
PETER ARTHUR NEWMAN                 )
in the presence of:                 )

Witness:

Address:



Occupation:



SIGNED by the said                  )
DR KEITH GEORGE WARREN              )
in the presence of:                 )

Witness:

Address:



Occupation:



SIGNED by                           )
NILS ERIK VILHELM MARTENSSON        )
Director for and on behalf of       )
I.P.R. INDUSTRIES LIMITED           )
in the presence of:                 )


Witness:

Address:



Occupation:

SIGNED by                           )
MICHAEL JOHN BROOKE                 )
Director for and on behalf of       )
COINSHIRE LIMITED                   )
in the presence of:                 )


Witness:

Address:



Occupation:



SIGNED by                           )
SIMON HUGH VERDON ACLAND            )
Director for and on behalf of       )
(QUESTER VCT PLC)                   )
in the presence of:                 )


Witness:

Address:



Occupation:



SIGNED by                           )
                                    )
Director for and on behalf of       )
ABINGWORTH VENTURES LIMITED         )
PARTNERSHIP in the presence of:     )


Witness:

Address:

Occupation:

SIGNED by                           )
                                    )
Director for and on behalf of       )
ABINGWORTH VENTURES LIMITED         )
PARTNERSHIP "B" in the presence of: )


Witness:

Address:



Occupation:



SIGNED by                           )
                                    )
Director for and on behalf of       )
ALTA-BERKELEY 111 CV                )
in the presence of:                 )


Witness:

Address:



Occupation:



SIGNED by                           )
                                    )
Director for and on behalf of       )
MACROVISION CORPORATION             )
in the presence of:                 )


Witness:

Address:

Occupation:

SIGNED by                           )
PETER ARTHUR NEWMAN                 )
Director for and on behalf of       )
C-DILLA LIMITED                     )
in the presence of:                 )


Witness:

Address:



Occupation: